Exhibit 17.1

[Rees, Broome & Diaz, P.C. Letterhead]

May 3, 2005

VIA HAND-DELIVERY

Robert N. Driscoll, Esquire
Alston & Bird LLP
601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, D.C. 20004-2601

Re:	Steven A. Newman, M.D.

Dear Mr. Driscoll:

      Enclosed please find Steve Newman’s letter of resignation as a Director of Xybernaut. I have signed on his behalf with his authority because he is currently out of the country. Please forward Mr. Newman’s resignation to Mr. Tuttle, Mr. Soyster and Mr. Ginsberg, Co-Chairmen, Office of the Chairman of the Board.

Sincerely,

REES, BROOME & DIAZ, P.C.

	By:	/s/ Robert E. Scully, Jr.

Robert E. Scully, Jr.
cc: Martin Eric Weisberg, Esquire

May 3, 2005

Office of the Chairman of the Board
Xybernaut Corporation
12701 Fair Lakes Circle, Suite 550
Fairfax, Virginia 22033

Re: Steven A. Newman, M.D.

To the Co-Chairmen of the Board of Directors:

      This letter is submitted as the formal resignation of my position as a Director of Xybernaut Corporation. My resignation is to be effective as of 6:00 p.m. EST, on the 3rd day of May, 2005.

Sincerely,

/s/ Steven A. Newman

Steven A. Newman